EXHIBIT 99.1

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	Three Months Ended		Year to Date
	9/30/2013	9/30/2012	9/30/2013	9/30/2012
Selected Income Statement Data:
(In thousands, except per share data)
Net interest income	$11,803	$5,650	$26,373	$16,053
Provision for loan losses	1,975	975	3,925	3,350
Noninterest income	5,742	2,685	22,264	7,985
Noninterest expense	10,224	5,929	26,150	17,722
Net income	2,947	965	15,159	2,099
Preferred stock dividends	305	305	915	915
Net income available to common shareholders	2,642	660	14,244	1,184
Per Common Share Data:
Net income-basic	$0.62	$0.19	$3.66	$0.34
Net income-diluted	$0.62	$0.19	$3.65	$0.34

At Period End:	9/30/2013	12/31/2012
(In millions, except per share data)
Total assets	$1,135	$745
Loans	872	553
Allowance for loan losses	9	7
Deposits	960	616
Stockholders' equity	104	77
Common equity	79	53
Book value/common share	$18.72	$15.45
Tangible book value/common share	$17.21	$14.58
Common shares outstanding (#)	4.229	3.425